Exhibit 10.1

                             SPRING 2002 AGREEMENT

     This Spring 2002 Agreement ("Agreement") is made to be effective as of May 20, 2002 (the "Effective Date"), by and between Sourcenext Corporation ("Sourcenext"), with offices at Arai Building 8F, 1-3-3 Shinkawa, Chuo-ku, Tokyo 104 JAPAN; and Acceleration Software International Corporation ("Acceleration"), with offices at 1050 NE Hostmark Ave 100B, Poulsbo, WA 98370 USA. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Background. Sourcenext and Acceleration have an existing agreement with an effective date of January 7, 2002 (the "Old Agreement"). The parties hereby terminate the Old Agreement. This Agreement shall cover all products and services, and all updates, upgrades, and enhancements thereto to be provided in object code form (or source code form, if provided by Acceleration in its sole discretion) by Acceleration to Sourcenext at any time before the Effective Date and up until the termination of this Agreement, including but not limited to d-Time, Superfassst, Webcelerator, and the products listed on Exhibit A, which is attached hereto and hereby incorporated herein (collectively, the "Products"). It is envisioned that in some cases Acceleration might provide end user services or third party modules for extra fees as agreed upon on a case by case basis with Sourcenext, which shall be over and above the payment described in Section 2 below, and such end user services or third party modules shall not be considered part of Products.

2. Payment. Sourcenext shall pay Acceleration one hundred fifty thousand dollars ($150,000) per month for June, July, and August of 2002, and fifty thousand dollars ($50,000) per month thereafter for each month that this Agreement is in force. When making payments to Acceleration, Sourcenext may deduct all legally required taxes, withholdings, or other set-offs, which currently is 10%. Upon execution of this Agreement, any prior alleged amounts owed by one party to the other shall be deemed fully paid, and the parties shall begin anew with the new payment schedule to be paid by the 7th of every month.

3. License. Acceleration grants Sourcenext, under all of Acceleration's intellectual property and proprietary rights, the following exclusive, perpetual, irrevocable, royalty free, fully paid up rights for the country of
Japan: (1) to make, use, copy, modify, and create derivative works (when possible) of the Products, (2) to publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell, and sell, rent, lease or lend copies of the Products, and derivative works thereof, and (3) to sublicense to third parties the foregoing rights, including the right to sublicense to further third parties. After termination of this Agreement, the foregoing exclusive license will become non-exclusive. The foregoing license shall survive any termination of this Agreement. Acceleration agrees that all Japanese names and trademarks used in connection with the Products in Japan, including but not limited to KYOSOKU, are the property of Sourcenext, and Acceleration hereby assigns, and agrees to assign, all rights therein to Sourcenext.

4. Services. Acceleration shall maintain, support, enhance, and provide services in connection with the Products as requested by Sourcenext. Acceleration agrees to maintain, support, and provide bug fixes for the Products listed on Exhibit A, Part I until otherwise requested by Sourcenext. Acceleration agrees to develop the products listed on Exhibit A, Part II by February 1, 2003 and to continue to develop the products listed on Exhibit A,
Part III in the future, with the functional and technical specifications requested by Sourcenext including support for any and all new Windows OS.

5. Warranty and Indemnity. Acceleration represents and warrants that: (i) it has the right, title and authority to enter into this Agreement and grant the rights to Sourcenext set

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forth herein, and Acceleration shall not enter into any agreement or do, or allow any third party to do, anything contrary to such rights without prior written approval of Sourcenext, and (ii) the Products shall not infringe any patent, copyright, trademark, trade secret or other right of any third party. Acceleration will indemnify, defend and hold Sourcenext harmless against all claims, liabilities, damages, and expenses of any nature (including reasonable attorneys' fees and costs) arising from any claim that, if true, would be a breach of any Acceleration warranty.

6. Termination. This Agreement shall continue until terminated as set forth herein. Either party in its sole discretion may terminate this Agreement at any time by giving 3 months prior written notice to the other party. During the 3 month transition period, the obligations and responsibilities of each party remains in full effect. In addition, either party may terminate this Agreement if the other party defaults on any material term or condition of this Agreement and does not cure such default within thirty (30) days after receiving written notice thereof.

7. Miscellaneous. If any part of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if it did not contain such portion, and the rights and obligations of the parties shall be construed and enforced accordingly. This Agreement is the complete and exclusive agreement and understanding between the parties concerning the Products, and supercedes all previous or contemporaneous understandings, negotiations and proposals, whether oral or written. No waiver, modification, amendment, consent or discharge in connection with this Agreement shall be binding upon either party unless in writing and signed by an authorized representatives of Acceleration and the President of Sourcenext. Failure or delay on the part of any party to exercise any right, remedy, power or privilege hereunder will not operate as a waiver. In addition to those provisions which survive by their terms, Sections 3, 5 and 7 shall survive any termination or expiration of this Agreement. This Agreement shall be governed by and interpreted under the laws of the State of Washington without reference to that body of law known as conflicts of law, and the parties consent to jurisdiction by the state and federal courts sitting in King County, Washington. In any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs.

8. eAnthology.net. Under this Agreement, Acceleration is allowed to develop and market into Japan, its online service called eAnthology provided that the products listed in Part I, Part II and Part III are excluded by having disable code in it to prevent installation and operation on Japanese language machines. Furthermore, Sourcenext shall have the right of first negotiations to become the Japanese distributor for eAnthology, in the event Acceleration commences negotiations for an offline Japanese distributor.

     INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement to be effective as of the Effective Date.


Sourcenext Corporation                         Acceleration Software
                                               International Corporation


By:  /s/ Noriyuki Matsuda                      By:    /s/ Clint Ballard
    ------------------------------                 -----------------------------
    Noriyuki Matsuda, President                        Clint Ballard, C.E.O.

Date: May 20, 2002                             Date:    5/20,    2002